Exhibit 10.1
DIRECTOR FEES
On April 27, 2009, the Board of Directors of Bank of Granite Corporation (the “Company”) approved changes in the Company’s director fees for 2009, as recommended by the Board of Director’s Compensation Committee and its Nominating and Corporate Governance Committee. Beginning in April 2009, the Chairman will receive a supplemental annual retainer of $5,000 in addition to the annual retainer paid to other non-employee directors and $500 per Board meeting attended and presided over as chairman in addition to the meeting attendance fee paid to non-employee directors. The Vice-Chairman will continue to receive a supplemental annual retainer of $4,000 in addition to the annual retainer and meeting fees paid to other non-employee directors.
The fees paid to each non-employee director other than the Chairman and Vice-Chairman remain unchanged as approved by the Board of Directors on April 17, 2006. Each will receive an annual retainer in the amount of $10,000 and a meeting fee in the amount of $500 for each Board meeting attended. Non-employee committee members will continue to receive a meeting fee in the amount of $250 for each committee meeting attended. Non-employee committee chairpersons will continue to receive a meeting fee in the amount of $400 for each committee meeting they conduct, which is in lieu of the $250 committee meeting fee paid to the other non-employee committee members in attendance.
Annual retainers are prorated and paid quarterly with the meeting fees. Employee directors and committee members receive no annual retainers or meeting fees.